Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
A ordinary shares, nominal value $0.00001 per share issuable pursuant to the Noble Corporation plc 2022 Long-Term Incentive Plan	5,888,624	$27.55	$162,231,591	$15,039
A ordinary shares, nominal value $0.00001 per share issuable pursuant to the Noble Corporation plc RSU Long-Term Incentive Programme for Executive Management 2022	169,409	$27.55	$4,667,218	$433
A ordinary shares, nominal value $0.00001 per share issuable pursuant to the Noble Corporation plc RSU Long-Term Incentive Programme 2022	308,376	$27.55	$8,495,759	$788
Total	6,366,409	—	$175,394,568	$16,259

(1)

This Registration Statement registers an aggregate of 6,366,409 shares of Noble Corporation plc, a public limited company formed under the laws of England and Wales (the “Registrant”), comprised of A ordinary shares, nominal value $0.00001 per share (the “Shares”) that may be issued pursuant to Noble Corporation plc 2022 Long-Term Incentive Plan, the Noble Corporation plc RSU Long-Term Incentive Programme for Executive Management 2022, and the Noble Corporation plc RSU Long-Term Incentive Programme 2022 (collectively, the “Plans”).

(2)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate number of additional Shares as may be offered or issued under the Plans pursuant to this Registration Statement by reason of any stock split, stock dividends, or similar transactions or any other anti-dilutive or adjustment provisions of the Plans, as applicable. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the Plans.

(3)

Pursuant to Rule 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering are estimated solely for the purpose of calculating the amount of the registration fee and are based on (i) the average of the high and low prices of shares of common stock of Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability and the predecessor to the Registrant, as reported on the New York Stock Exchange on September 26, 2022. Pursuant to Rule 457(h)(2) under the Securities Act, no separate fee is required to register plan interests.

(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.